Exhibit 10.1

RETENTION BONUS AGREEMENT FOR THE 2012 FISCAL YEAR

This Retention Bonus Agreement for the 2012 Fiscal Year (this “Agreement”) is entered into as of January 26, 2012 by and between Calavo Growers, Inc., a California corporation (“Calavo”), and Lecil E. Cole (“Mr. Cole”).

RECITALS

A. Mr. Cole has served as Calavo’s Chief Executive Officer and President since February 1999. Mr. Cole also serves as Calavo’s Chairman of the Board of Directors. Calavo’s Compensation Committee and Board of Directors have determined that Mr. Cole has made extraordinary contributions to Calavo’s financial success since February 1999 and that it is in the best interests of Calavo and its shareholders to encourage Mr. Cole to continue to serve as Calavo’s Chief Executive Officer, President, and Chairman of the Board of Directors.

B. Calavo and Mr. Cole entered into a Retention Bonus Agreement dated as of February 24, 2011 (the “Original Agreement”) pursuant to which Mr. Cole received a retention bonus of $100,000 for each of the four quarters in the fiscal year ended October 31, 2011 based upon Mr. Cole’s service as Calavo’s Chief Executive Officer and President as of the last day of each fiscal quarter. The Original Agreement contemplates that Calavo may elect to provide Mr. Cole with a comparable retention bonus for the fiscal year ending October 31, 2012.

C. In order to encourage Mr. Cole to continue his employment with Calavo, the Compensation Committee of Calavo and the Board of Directors of Calavo desire to enter into this Agreement, pursuant to which Mr. Cole will be entitled to receive aggregate bonus payments of $400,000 for the 2012 fiscal year if, but only if, he is employed as Calavo’s Chief Executive Officer and President as of the last day of each fiscal quarter in the 2012 fiscal year. Mr. Cole has abstained from voting on matters pertaining to the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, Calavo and Mr. Cole hereby agree as follows:

1. For each fiscal quarter during Calavo’s fiscal year ending October 31, 2012, if Mr. Cole is employed as Calavo’s Chief Executive Officer and President on the last day of the fiscal quarter, Mr. Cole shall receive a retention bonus payment of $100,000, subject to Calavo’s right to make withholdings that are required by applicable law including, without limitation, withholdings for federal and state income taxes, social security taxes, and Medicare taxes. Calavo shall pay each $100,000 bonus payment to Mr. Cole as promptly as possible following the completion of the applicable fiscal quarter. No bonus payment for the applicable fiscal quarter shall be owed to Mr. Cole under this Agreement if he was not employed as Calavo’s Chief Executive Officer and President as of the last day of the fiscal quarter.

2. In the sole discretion of Calavo’s Compensation Committee and Board of Directors (with Mr. Cole abstaining from voting), Calavo may elect to extend the term of this Agreement to cover part or all of Calavo’s 2013 fiscal year, in which event each $100,000 bonus payment shall be paid by Calavo as promptly as possible following the completion of the applicable 2013 fiscal quarter if Mr. Cole is employed as Calavo’s Chief Executive Officer and President as of

the last day of the fiscal quarter. Any extension of the term of this Agreement must be communicated in writing to Mr. Cole by Calavo and must be agreed to in writing by Mr. Cole in order to be binding.

3. Nothing in this Agreement shall be construed as (a) altering the “at will” nature of Mr. Cole’s employment with Calavo, (b) creating an employment contract for any minimum term of employment, or (c) requiring Mr. Cole to continue to serve as Calavo’s Chief Executive Officer and President.

4. This Agreement shall be governed by California law.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

CALAVO GROWERS, INC.

By:	/s/ Link Leavens
Name:	Link Leavens
Title:	First Vice-Chairman, Exec. Comm.
/s/ Lecil E. Cole
Lecil E. Cole

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